EXHIBIT 10.9

August 15, 2003

Mr. James Ramsey [ADDRESS]

Dear James,

It is with pleasure that we offer you the position of Vice President, Inside Sales at NetLedger reporting to Jodi Maxson. Your base salary will be $140,000 with total earnings of $240,000 on plan. You will be granted the option to acquire 100,000 shares of NetLedger common stock, subject to approval by the Board of Directors. Your options will vest, consistent with NetLedger’s Stock Plan, 25% one year from grant date and 1/48th monthly thereafter for a total of 4 years vesting.

Upon your start day, you will be eligible to participate in all employee benefit plans including medical, dental, vision, life and disability insurance. You will be eligible to participate in NetLedger’s 401K plan 90 days after your start date with the company matching 34% of your contribution.

NetLedger offers 16 days PTO (accrued from date of hire) and 8 holidays. You will also receive regular reviews.

Please keep in mind that employment is at “at will” in the state of California and that either party can terminate employment at any time with or without cause. We require all employees to sign NetLedger’s standard Proprietary Information Agreement as well as an Agreement to Arbitrate any disputes which may arise. We also require your approval to seek a background check, which your offer is contingent upon.

James, we are very excited about the future of NetLedger and are happy you will be a part of the company’s growth along with fulfilling your own career objectives. We look forward to having you start on September 29, 2003.

Sincerely,

Zach Nelson

President

Accepted:	Date: 8/25/03